Texola Energy Corporation

Attn: Mr. Thornton J. Donaldson, President

Re: Finder’s Fee Agreement – Fort Scott Energy Corporation

As contemplated in our Confidentiality Agreement as at November 1, 2005, and in furtherance of our proposed meeting with my “prospect group” – Cedar Strat Corp., on December 16, 2005, I want to confirm the following agreement as between Fort Scott Energy Corp. (Fort Scott or its assigns) and Texola Energy Corporation (Texola) arising from any participation or exploration agreement entered into or arising out of the said meeting.

It is hereby agreed as between each of Fort Scott and Texola that in consideration of the time, effort, skill, negotiations, relationships, and meetings set up by Fort Scott relating to the lands and leases set out in Schedule A hereto; and in further consideration of any direct or indirect participation or exploration agreements which may be entered into (the Participation Agreement) as between Texola and Cedar Stratagrahpic Corp.:

1.

That forthwith upon the execution and delivery of the Participation Agreement, Texola will grant and deliver to Fort Scott (or its assigns) a convertible debenture, effective as at November 1, 2005, in the principle amount of $500,000 usd. The debenture will have a 3 year term and bear interest at a rate of 6%. The debenture and any interest accrued thereon may be convertible by Fort Scott at any time after the date of grant, into “Units” at a deemed price of $0.50 per Unit. Each Unit will consist of one non assessable and fully paid common share in the capital stock of Texola and one warrant to purchase one additional common share upon payment of the additional consideration of $0.50 per share; and

2.	That Texola will further execute and deliver any such of the form of Confidentiality Agreement as may be required by Fort Scott and Cedar Strat prior to the proposed meting of December 16, 2005.

In discussions as between Fort Scott and Cedar Strat over the past few weeks, Fort Scott sought to provide greater certainty on the proposed terms which would be demanded or required by Cedar Strat relating to any oil and gas prospects on the lands and Leases set out herein. To this end, Fort Scott has been successful in negotiating the following general terms and conditions that would be required to form part of any Participation Agreement, the details of which shall be negotiated as between Texola and Cedar Strat after a prospect area is identified.

General Participation -Texola:

1. Prospect Fees:           Areas have been defined in Schedule A and priced based upon approximately $10/acre.

If required by Texola, Fort Scott will work with Texola to select the prospect from the lease areas set out in Schedule A. To cover expenses incurred by Fort Scott in its dealings and negotiations with Cedar Strat, Cedar Strat will be required to pay Fort Scott the sum of $0.50 cents per acre from the $10 prospect fee it receives.

10% of the prospect fee will be required to be paid to Cedar Strat upon the execution and delivery of the Participation Agreement with the balance to be paid when the acreage is acquired. Texola is required to acquire the acreage at its cost. The area and the prospect fee for each such prospect is as setout in Schedule A. If Texola does not acquire the entire amount of acreage in a prospect area, the fee does not change.

2. Royalty:           Texola will retain an 80% Net Revenue Interest. A standard 12.5% will be held by the Bureau of Land Management, 7.5% will be held by Cedar Strat (of which 2% will be held by Fort Scott).

3. Back-in Interest:           Cedar Strat shall have the right to back in as to 15%, after payout.

4. Well Commitments:           One well must be drilled in 18 months from the delivery of data by Cedar Strat.

If it is fractured shale Texola is are targeting, it would have to drill to the shallower of 10,000 feet or to test 1,000 feet of Mississippian Chainman Shale. If Texola is focused on a structure in the area, Cedar Strat will require the shallower of an 18,000 foot well or penetrating the subthrust Devonian Simonson or if they hit commercial oil.

If Texola is to buy two prospect areas the second well may be on the second prospect drilled during the following year, meaning the commencement of the second well is before 30 months from the effective date.

5. Data to be Provided:           Data provided by Cedar Strat will include the license to the surface geologic map, license to biostratigraphic samples that Cedar Strat collects within the AMI, proprietary and commercial gravity over the area, (the proprietary data will be licensed as part of the prospect fee, a secondary license to the commercial gravity may be arranged at a discount through Cedar Strat but will be an additional charge paid to the vendor), Commercial aeromagnetics (same as commercial gravity for secondary license), non-exclusive license to 6 well studies (most if not all of the wells are outside of the AMI and therefore cannot be exclusive to this AMI).

6. Default:           Default of not drilling within the time will cause a relinquishment of leases to Cedar Strat without claims, liens or encumbrances by Texola.

7. Commercial Seismic:           Any commercial seismic data acquisition or shooting new seismic and reprocessing will be a cost outside of the prospect fee. Cedar Strat will receive a license to any seismic data acquired.

8. Area of Mutual Interest:           In addition to the non-compete and non-disclosure area outlined in the Schedule A, there needs to be a 6 mile buffer (1 township) in all directions for the specific prospect(s) chosen.

To the extent that the terms and conditions set out in this agreement are acceptable, please execute and return the same to the undersigned in order that I may proceed to set up the meeting scheduled for December 16, 2005 at my offices as between Cedar Strat, Fort Scott, and Texola.

Dated at Vancouver, BC, this 5th day of December, 2005.

/s/ Thornton Donaldson	.
Texola Energy Corp., by its President.

/s/ Richard Coglon	.
Fort Scott Energy Corporation, by its President.

SCHEDULE A:

	Approximate
Prospect	Acreage	Fee

A	100,500	$950,000
B	71,370	$600,000
C	100,800	$950,000
D	51,990	$500,000
E	105,000	$950,000
F	57,070	$500,000

The red outline is the non-compete and non-disclosure area of the current agreement. The black area is Eden Energy. The purple and blue are other leaseholders. Cedar Strat owns some leases in this area that are not plotted. The prospect areas are in green and boarded in black.